Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

LANDMARK FIVE-YEAR SURVIVAL DATA FOR PATIENTS WITH HEPATOCELLULAR LIVER CANCER TREATED WITH RITA MEDICAL SYSTEMS RADIOFREQUENCY ABLATION TO BE PRESENTED AT RSNA

Study Concludes Radiofrequency Ablation is Effective Local Treatment for Liver Cancer Patients with Cirrhosis and Small Lesions

MOUNTAIN VIEW, CA (November 5, 2003) . . . RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that four separate studies on the use of its proprietary radiofrequency (RF) ablation technology in treating patients with liver and lung cancers are scheduled to be presented at the Radiology Society of North America (RSNA) 89th Scientific Assembly and Annual Meeting, being held in Chicago, November 30—December 5, 2003. Riccardo Lencioni, M.D., a Professor of Diagnostic and Interventional Radiology at the University of Pisa in Italy, will present five-year patient survival data in a paper titled, Small Hepatocellular Carcinoma in Cirrhosis: Long-Term Results of Percutaneous Radiofrequency Ablation.

Dr. Lencioni said, “These studies should prelude a fundamental shift in the way we approach unresectable cancers. I started using RF ablation in liver tumors more than seven years ago. Since then, the evolution of RF technology along with the increased clinical experience have opened new frontiers for this minimally invasive technique in the treatment of other tumor types, involving lung, bone, and kidney. The positive long-term data being gathered in Europe and the US are powerful indicators that RF ablation should become an early priority in the treatment continuum for many cancer patients.”

Mr. Joseph DeVivo, President and CEO of RITA Medical Systems commented, “Awareness among medical professionals of the quality of life and survival benefits of radiofrequency ablation treatment for cancer patients has been growing steadily. We believe that the RSNA meeting is an ideal forum to present this important five-year study to our core audience of radiology users. We expect that when this study is delivered to oncologists and radiologists they will seek out more information regarding these benefits for their patients.”

The studies to be presented at the RSNA meeting involving the treatment of liver cancer are titled, Small Hepatocellular Carcinoma in Cirrhosis: Long-Term Results of Percutaneous Radiofrequency Ablation, and Complications of Percutaneous Radiofrequency Ablation of Liver Malignancies with Expandable Multi-Probe Needles: Results of a Multicenter Study. The other two studies, which are related to lung cancer, are titled, Percutaneous Radiofrequency Ablation of Pulmonary Malignancies: A Prospective Multicenter Clinical Trial, and Radiofrequency Ablation of Lung Tumors: Value of Multiplanar CT Imaging for Optimizing Treatment Protocol.

RITA’s RF ablation system enables physicians to deliver monitored and temperature controlled levels of RF energy into the tissue through an array of thin electrodes that heat and effectively destroy, or ablate, the targeted tissue. In many cases, this minimally invasive procedure can be performed with mild sedation.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for patients with solid cancerous or benign tumors. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. While the Company’s current focus is on liver cancer and metastatic bone cancer, the Company believes that its minimally invasive technology may in the future be applied to other types of tumors, including tumors of the lung, breast, uterus, prostate and kidney. The Company has received regulatory clearance in major markets worldwide, including the United States. In March 2000, RITA became the first radiofrequency ablation company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The Company has sold over 45,000 of its disposable devices throughout the world.

The statements in this news release related to the use of the Company’s technology, its expectations regarding doctors’ adoption of the technology, and its expectations regarding the extension of it technology to applications beyond the liver are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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